SUPPLEMENT
(To Prospectus Supplement dated August 31, 2007 to prospectus dated June 28, 2007)

$295,832,334
(Approximate)

Prime Mortgage Trust 2007-3
Issuing Entity

EMC Mortgage Corporation
Sponsor and Master Servicer

Structured Asset Mortgage Investments II Inc.
Depositor

Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2007-3

The tables on page S-94 and S-95 under the heading “YIELD ON THE CERTIFICATES” with respect to the Class I-A-5 Certificates, the Class I-A-6 Certificates and the Class I-A-7 Certificates shall be replaced in their entirety with the following:

Percent of Initial Principal Amount Outstanding at the

Following PSA Percentages

	Class I-A-5 Certificates							Class I-A-6 Certificates
	0%	100%	200%	300%	500%	750%	1000%	0%	100%	200%	300%	500%	750%	1000%
Distribution Date
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
August 25, 2008	99	97	95	92	87	81	75	100	100	100	100	100	100	100
August 25, 2009	99	91	83	75	60	42	26	100	100	100	100	100	100	100
August 25, 2010	98	82	67	54	29	5	0	100	100	100	100	100	100	33
August 25, 2011	97	74	54	36	7	0	0	100	100	100	100	100	23	0
August 25, 2012	96	66	42	21	0	0	0	100	100	100	100	65	0	0
August 25, 2013	96	59	32	10	0	0	0	100	100	100	100	23	0	0
August 25, 2014	95	53	23	2	0	0	0	100	100	100	100	0	0	0
August 25, 2015	94	47	16	0	0	0	0	100	100	100	80	0	0	0
August 25, 2016	93	42	11	0	0	0	0	100	100	100	60	0	0	0
August 25, 2017	91	38	6	0	0	0	0	100	100	100	47	0	0	0
August 25, 2018	89	33	2	0	0	0	0	100	100	100	37	0	0	0
August 25, 2019	85	28	0	0	0	0	0	100	100	93	29	0	0	0
August 25, 2020	82	23	0	0	0	0	0	100	100	79	23	0	0	0
August 25, 2021	79	19	0	0	0	0	0	100	100	67	18	0	0	0
August 25, 2022	75	15	0	0	0	0	0	100	100	57	15	0	0	0
August 25, 2023	71	12	0	0	0	0	0	100	100	48	11	0	0	0
August 25, 2024	67	8	0	0	0	0	0	100	100	40	9	0	0	0
August 25, 2025	62	5	0	0	0	0	0	100	100	34	7	0	0	0
August 25, 2026	57	2	0	0	0	0	0	100	100	28	5	0	0	0
August 25, 2027	52	0	0	0	0	0	0	100	95	23	4	0	0	0
August 25, 2028	47	0	0	0	0	0	0	100	83	19	3	0	0	0
August 25, 2029	41	0	0	0	0	0	0	100	71	15	2	0	0	0
August 25, 2030	34	0	0	0	0	0	0	100	60	12	2	0	0	0
August 25, 2031	28	0	0	0	0	0	0	100	50	9	1	0	0	0
August 25, 2032	20	0	0	0	0	0	0	100	40	7	1	0	0	0
August 25, 2033	13	0	0	0	0	0	0	100	31	5	1	0	0	0
August 25, 2034	4	0	0	0	0	0	0	100	22	3	*	0	0	0
August 25, 2035	0	0	0	0	0	0	0	80	14	2	*	0	0	0
August 25, 2036	0	0	0	0	0	0	0	38	6	1	*	0	0	0
August 25, 2037	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted Average Life in years (to Maturity)**	19.15	8.47	4.81	3.43	2.36	1.81	1.51	28.74	24.25	16.97	11.11	5.44	3.72	2.91
Weighted Average Life in years (to Call)**	19.15	8.47	4.81	3.43	2.36	1.81	1.51	28.40	22.87	15.07	9.94	5.44	3.72	2.91

________________
(*)	Indicates a number that is greater than zero but less than 0.50%.

(**)
The weighted average life of a certificate is determined by (i) multiplying the net reduction, if any, of the Current Principal Amount by the number of years from the date of issuance of the certificate to the related distribution date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions of the Current Principal Amount described in (i) above.

Percent of Initial Principal Amount Outstanding at the
Following PSA Percentages

	Class I-A-7 Certificates
	0%	100%	200%	300%	500%	750%	1000%
Distribution Date
Initial Percentage	100%	100%	100%	100%	100%	100%	100%
August 25, 2008	100	100	100	100	100	100	100
August 25, 2009	100	100	100	100	100	100	100
August 25, 2010	100	100	100	100	100	100	100
August 25, 2011	100	100	100	100	100	100	29
August 25, 2012	100	100	100	100	100	51	0
August 25, 2013	100	98	96	94	90	4	0
August 25, 2014	100	95	91	87	72	0	0
August 25, 2015	99	91	84	77	40	0	0
August 25, 2016	98	86	75	65	20	0	0
August 25, 2017	97	80	65	53	9	0	0
August 25, 2018	95	74	56	42	5	0	0
August 25, 2019	92	67	48	34	3	0	0
August 25, 2020	89	61	41	27	2	0	0
August 25, 2021	86	56	35	21	1	0	0
August 25, 2022	83	50	30	17	1	0	0
August 25, 2023	80	45	25	13	1	0	0
August 25, 2024	76	41	21	10	*	0	0
August 25, 2025	72	36	17	8	*	0	0
August 25, 2026	68	32	14	6	*	0	0
August 25, 2027	64	28	12	5	*	0	0
August 25, 2028	59	25	10	4	*	0	0
August 25, 2029	54	21	8	3	*	0	0
August 25, 2030	48	18	6	2	*	0	0
August 25, 2031	42	15	5	1	*	0	0
August 25, 2032	36	12	4	1	*	0	0
August 25, 2033	30	9	3	1	*	0	0
August 25, 2034	23	7	2	*	*	0	0
August 25, 2035	15	4	1	*	*	0	0
August 25, 2036	7	2	*	*	*	0	0
August 25, 2037	0	0	0	0	0	0	0
Weighted Average Life in years (to Maturity)**	21.66	16.06	13.01	11.21	7.98	5.12	3.83
Weighted Average Life in years (to Call)**	21.60	15.65	12.03	9.87	7.10	4.84	3.64

________________
(*)	Indicates a number that is greater than zero but less than 0.50%.

(**)
The weighted average life of a certificate is determined by (i) multiplying the net reduction, if any, of the Current Principal Amount by the number of years from the date of issuance of the certificate to the related distribution date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions of the Current Principal Amount described in (i) above.

$295,832,334 (APPROXIMATE)

Structured Asset Mortgage Investments II Inc.
Depositor

Prime Mortgage Trust,
Mortgage Pass-Through Certificates,
Series 2007-3

_________________

Prospectus Supplement
____________

Bear, Stearns & Co. Inc.
Underwriter

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not authorized anyone to provide you with different information.

We are not offering the offered certificates in any state where the offer is not permitted.

Dealers will be required to deliver a prospectus supplement and prospectus when acting as underwriters of the certificates offered by this prospectus supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.

The date of this supplement is September 12, 2007